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                                                                    Exhibit 15.1



May 11, 2000


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549


Re: Interlogix, Inc. 2000 Stock Incentive Plan and SLC Technologies, Inc. Stock Option Plan


Commissioners:


We are aware that our reports dated May 10, 1999, August 5, 1999 and November 3, 1999 on our reviews of interim financial information of Interlogix, Inc. (f/k/a ITI Technologies, Inc.) for the periods ended March 31, 1999 and 1998, June 30, 1999 and 1998 and September 30, 1999 and 1998, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively, are incorporated by reference in this Registration Statement on Form S-8.


Yours very truly,

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP